Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Tintri, Inc.:

We consent to the use of our report dated May 16, 2018 with respect to the consolidated balance sheets of Tintri, Inc. and its subsidiaries as of January 31, 2017 and 2018, and the related consolidated statements of operations, comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for each of the years in the three-year period ended January 31, 2018, and the related notes (collectively, the consolidated financial statements), incorporated herein by reference.

Our report dated May 16, 2018 contains an explanatory paragraph that states that the Company has incurred negative cash flows from operations, is required to maintain compliance with certain financial covenants and, regardless of the financial covenants, the Company likely does not have sufficient cash to meet its obligations associated with its operating activities beyond June 30, 2018. Together these factors raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

San Francisco, California

May 16, 2018